Exhibit 99.1

Summit Hotel Properties, Inc. Announces Four Pending Hotel Acquisitions

AUSTIN, Texas--(BUSINESS WIRE)--September 24, 2013--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that it has four hotel properties, containing an aggregate of 503 guestrooms, under contract to acquire.

The Company announced that it has entered into definitive agreements to acquire a portfolio of three Southern California hotels containing an aggregate of 321-guestrooms for a purchase price of approximately $59.0 million. The Company expects to implement approximately $2.9 million in capital improvements to the portfolio. The Company anticipates a post-renovation estimated NTM capitalization rate for the portfolio in the range of 8.25 percent to 9.0 percent based on management’s current estimate of net operating income.

“These top quality assets in high barrier to entry markets provide significant expansion of our west coast presence,” said Company President and CEO Dan Hansen. “We welcome the opportunity to work with a new, high quality management team and continue to improve their performance.”

The Company plans to acquire the 98-guestroom Hampton Inn located in Santa Barbara (Goleta), CA. This hotel was built in 2007 and has several large corporate demand generators including Raytheon and the US Postal Service. The government and educational institutes, such as Vandenberg Air Force Base and the University of California Santa Barbara, drive additional demand. The hotel has strong leisure demand and is expected to add to it with the addition of marketing dollars from the city as well as the improving economy.

The second property is a 115-guestroom Hampton Inn & Suites located in Ventura (Camarillo), CA. The hotel was built in 2004 and recently added The Lodging Association to the community. There is a strong focus in the community to bring additional leisure demand to the area. There are also several large corporate demand generators including Verizon and Lockheed Martin.

The third property is a 108-guestroom Hampton Inn & Suites located in San Diego (Poway), CA. Built in 2008, the hotel has both strong weekday business demand and weekend leisure demand. The Poway Business Park has grown consistently since its inception in 2007 and continued expansion is expected.

The Company anticipates assuming approximately $12.1 million in mortgage debt associated with the acquisition of the Southern California portfolio. The loan bears a fixed interest rate of 6.13% and has a maturity date of November 11, 2021.

The Company also announced that it has entered into a definitive agreement to acquire a 182-guestroom Hilton Garden Inn located in Houston, TX, for a purchase price of approximately $37.5 million. The Company expects to implement approximately $3.1 million in capital improvements to the hotel. The Company anticipates a post-renovation estimated NTM capitalization rate in the range of 8.25 percent to 9.0 percent based on management’s current estimate of net operating income.

“I have watched and admired this hotel for many years. We look forward to continuing the legacy of strong performance through capital investment and by working with a well-respected management team. This will be a great addition to our portfolio,” said Company President and CEO Dan Hansen.

The Hilton Garden Inn is located in the heart of the Houston Galleria and is surrounded by over 2,000 businesses as well as a lively mix of restaurants and shops. The hotel is within walking distance to the prominent Galleria Mall offering excellent shopping and dining experiences.

The Company anticipates assuming approximately $17.9 million in mortgage debt associated with the acquisition of the Hilton Garden Inn. The loan bears a fixed interest rate of 6.22% and has a maturity date of November 01, 2016.

The Company expects to complete these acquisitions in the fourth quarter of 2013. Certain acquisitions remain subject to satisfactory completion of the Company’s due diligence, including lender consent, and satisfaction of customary closing conditions. The Company can give no assurances that the acquisitions will be consummated.

The Summit executive team is hosting its Institutional Investor and Analyst Conference today in Minneapolis, Minnesota. The executive management team will present on the Company’s premium select-service portfolio as well as the strength and success of their clustering strategy. The presentation will be followed by a property tour of both the urban and suburban clusters in the Minneapolis market. A copy of the presentation will be available on the Company’s website, www.shpreit.com, in the Investor Relations section.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of September 24, 2013, the Company’s portfolio consisted of 93 hotels with a total of 10,976 guestrooms located in 24 states.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies and financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the company and many of which are beyond the company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the company’s filings with the Securities and Exchange Commission, including, without limitation, the company’s Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Summit Hotel Properties, Inc.
Stuart J. Becker, Chief Financial Officer, 512-538-2300